Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-109189, 333-99399, 333-82592, 333-45643, 333-86697, 333-86719, and 333-20387 on Forms S-8 of our reports dated March 16, 2005, relating to the financial statements of Metro One Telecommunications, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Metro One Telecommunications, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
Portland, Oregon
March 16, 2005